Exhibit 10.16

RETENTION BONUS AGREEMENT

February 7, 2014

Barry Brover

The Company has approved a one-time retention bonus to you in the amount of $679,995 (your “Retention Bonus”). Your Retention Bonus will vest with respect to 50% of the amount if you are continuously employed by the Company through February 7, 2016 (the “Initial Vesting Date”) and with respect to the remaining 50% of the amount if you are continuously employed by the Company through February 7, 2017 (the “Final Vesting Date”). In the event that you voluntarily terminate your employment or the Company terminates your employment for “Cause” (as defined below), you will not receive the then-unvested portion of your Retention Bonus. If vested, payment of the applicable portion of your Retention Bonus will be made by the Company in cash, less applicable taxes and other withholdings, within 30 days after the Initial or Final Vesting Date, as appropriate. Taxes on the award shall remain your sole responsibility.

In the event that the Company involuntarily terminates your employment without “Cause,” or if your employment terminates due to death or “Permanent and Total Disability” (as defined below), prior to the Initial Vesting Date, 50% of your Retention Bonus will vest pro rata based on the number of whole months employed since the date of this letter agreement divided by 24 months. In the event that the Company involuntarily terminates your employment without “Cause,” or if your employment terminates due to death or “Permanent and Total Disability,” following the Initial Vesting Date and prior to the Final Vesting Date, the remaining unvested 50% portion of your Retention Bonus will vest pro rata based on the number of whole months employed following the Initial Vesting Date and prior to the Final Vesting Date divided by 12 months. An amount of your Retention Bonus equal to 50% of the original amount will vest upon any sale by the Company of, or distribution to the holders of the stock of the Company (by pro rata distribution or dividend, exchange offer/“split-off” or any comparable means) of, all or substantially all of the operations of either (i) the Company’s Digital segment (and any business or assets selected by the Company’s Board of Directors to be part of such sale or distribution involving the Company’s Digital segment) or (ii) the Company’s Retail segment (and any business or assets selected by the Company’s Board of Directors to be part of such sale or distribution involving the Company’s Retail segment). Payment of the applicable portion of your Retention Bonus will be made by the Company, in cash, less applicable taxes and withholding, within 30 days following the termination of your employment without “Cause” or due to death or “Permanent and Total Disability” or the sale or distribution described in the immediately preceding sentence, as applicable.

For purposes of this agreement, “Cause” means (1) your conviction of, or plea of guilty or nolo contendere to, a felony; (2) your commission of intentional acts of gross misconduct (including, without limitation, theft, fraud, embezzlement or dishonesty) that significantly impair the business of the Company or cause significant damage to its property, reputation or business; (3) your willful refusal to perform, or willful failure to use good faith efforts to perform, material duties that remains uncured after 14 days reasonable written request from the Company for cure; and (4) your willful and material breach of any material provision of any material policy governing the conduct of its employees that remains uncured after 14 days reasonable written request from the Company for cure.

For purposes of this agreement, “Permanent and Total Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, the permanence and degree of which is supported by medical evidence satisfactory to the Company.

Your Retention Bonus is not a guarantee of continued employment, which will remain “at will”, or a permanent or recurring element of your compensation, nor will it impact any other element of your compensation for which you may otherwise be eligible.

The terms of your Retention Bonus are to be kept strictly confidential, until such time as such terms are made public by the Company in its sole discretion.

This letter agreement will be subject to all applicable laws, rules and regulations, and will be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule. You, every person claiming under or through you and the Company hereby waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this letter agreement.

This letter agreement constitutes the entire agreement between you and the Company with respect to the terms of your Retention Bonus and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company with respect to the subject matter hereof. The terms of this arrangement may not be amended or modified except by an instrument in writing signed by both parties hereto. Neither this letter agreement nor any rights or obligations that either party may have by reason of this letter agreement will be assignable by you without the prior written consent of the Company.

Thank you again for your contribution and we look forward to continuing the opportunity to work together for our mutual success.

Sincerely,

Barnes & Noble, Inc.

By:	/s/ Michelle Smith

Name: Michelle Smith
Title: VP, Human Resources

Accepted and agreed to:

/s/ Barry Brover

Barry Brover:
Date: 4/1/2014